As filed with the Securities and Exchange Commission on January 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under The Securities Act of 1933

3M COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	41-0417775
(State of incorporation)	(I.R.S. Employer I.D. No.)

3M Center

St. Paul, Minnesota 55144

(651) 733-2204

(Address of principal executive offices)

VIP Excess Plan and VIP Plus Plan

(Full title of the plans)

Gregg M. Larson

Deputy General Counsel

3M Company

3M Center

St. Paul, Minnesota 55144

Telephone: (651) 733-2204

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price/Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$100,000,000	100%	$100,000,000	$3,930

(1) The Deferred Compensation Obligations are unsecured obligations of 3M Company (3M) to pay deferred compensation in the future in accordance with terms of 3M’s VIP Excess Plan and VIP Plus Plan.

Introduction

This Registration Statement on Form S-8 is filed by 3M Company, a Delaware corporation (“3M,” the “Company” or the “Registrant”), relating to $100,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Company’s VIP Excess Plan and VIP Plus Plan, which Obligations are in addition to the $10,000,000 of Obligations under the VIP Plus Plan registered on the Company’s Form S-8 filed on November 13, 2001 (Commission File No. 333-73192), which prior registration statement is incorporated by reference herein, except as amended hereby.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by 3M Company (“3M”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)         3M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 15, 2008, as updated by our Current Report on Form 8-K dated May 19, 2008.

(b)         3M’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the Commission on May 2, 2008, August 1, 2008, and October 31, 2008, respectively;

(c)          Our Current Reports on Form 8-K dated February 11, 2008, February 14, 2008, May 8, 2008, May 13, 2008, May 19, 2008, July 23, 2008, October 28, 2008, November 14, 2008, November 14, 2008, November 18, 2008, December 8, 2008, December 17, 2008 and December 23, 2008.

All documents later filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Act, before we file a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or which deregisters all such securities that have not been sold, shall be deemed to be incorporated by reference and be a part of this Registration Statement from the date that document was filed.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

VIP Excess Plan

Under the VIP Excess Plan (the “Plan”), eligible employees of 3M Company and its U.S. subsidiaries whose annual planned total cash compensation exceeds the federal tax law limit on eligible compensation for qualified plan purposes may choose to participate in the Plan each year by electing to defer the receipt of eligible compensation to be earned during the following taxable year.  The Plan permits eligible employees to defer the receipt of from two to ten percent of their eligible compensation earned during each taxable year.  For purposes of the Plan, eligible compensation is limited to base salary and variable pay (including annual incentive, sales commission and management objective, but excluding any portion of such variable pay that is payable in restricted stock units) earned during a taxable year that either (a) exceeds the federal tax law limit on eligible compensation for such taxable year, or (b) becomes payable to a participant after such participant’s elective deferrals to the Company’s qualified 401(k) plan during such taxable year have reached the applicable federal tax law dollar limit on such deferrals.

The Company will make matching contributions to the Plan on behalf of each participant equal to a percentage of their deferrals to the Plan each taxable year (limited to the first six percent of their eligible compensation deferred to the Plan each taxable year).  This percentage varies from sixty to one hundred percent of the amount of each participant’s deferrals to the Plan (limited to the first six percent as described above), depending on whether the participant is covered by a pension plan of the Company (and if so, on which portfolio the participant is covered by).  These matching contributions will vest on the following basis: 40% after one year of employment service with the Company, 70% after two years of employment service with the Company, and 100% after three years of employment service with the Company.

The Company will make additional nonelective contributions to the Plan on behalf of each employee eligible to participate in the Plan who is covered by the portfolio III provisions of the Company’s qualified 401(k) plan.  These additional nonelective contributions will equal three percent of the compensation earned by an eligible employee during each taxable year that is eligible for deferral under the Plan.  These additional nonelective contributions will vest on the same basis as the Company matching contributions described above.

In addition to each participant’s deferrals and the amount of any Company matching contributions and nonelective contributions, the Plan will credit to each participant’s account investment earnings and losses based on the performance of the investment fund or funds in the Company’s qualified 401(k) plan selected by such participant from time to time.

The Plan will not be funded by the Company, and all amounts payable under the Plan will be paid from the general assets of 3M Company.  The rights of each participant under the Plan will be no greater than the rights of a general unsecured creditor of the Company.

As part of each year’s election to participate in the Plan, participants will elect how and when to receive payment of their accounts attributable to the amounts deferred and contributed on their behalf for such taxable year.  Participants may choose to receive payments in either a lump sum or in up to ten annual installments generally following their retirement from employment with the Company.  In the event of the termination of a participant’s employment prior to becoming eligible to retire, the Plan will pay the entire vested balance of such participant’s accounts in the month of January or July of the year following the year in which such participant incurred a separation from service.  In the event of a participant’s unforeseeable financial emergency, the Compensation Committee of 3M’s Board of Directors may allow the participant to withdraw an amount from the Plan sufficient to alleviate the emergency.

The Plan became effective January 1, 2009, and it may be amended or terminated at any time by the Company.  However, no amendment of the Plan may adversely affect the rights of participants acquired under the terms of the Plan in effect prior to the amendment.

VIP Plus Plan

The description of securities under the VIP Plus Plan from Item 4 of the Company’s Registration Statement on Form S-8 filed on November 13, 2001 (Commission File No. 333-73192) is incorporated by reference herein.

Item 5.         Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the deferred compensation obligations registered hereby have been passed upon for 3M by Gregg M. Larson, Deputy General Counsel of 3M. Gregg Larson is employed by 3M, and is eligible to participate in the Plans.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Company. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 34 of the Company’s by-laws provides for indemnification by the Company of any director or officer of the Company who is or was a director of any of its subsidiaries or, at the request of the Company, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Company shall advance expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company. The by-laws do not limit the power of the Company or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 8.         Exhibits.

                      See Exhibit Index

Item 9.         Undertakings.

(a)               The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, the State of Minnesota on this 8th day of January, 2009.

3M COMPANY

By	/s/ Gregg M. Larson
Name: Gregg M. Larson, Esq.
Title: Deputy General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title

*	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer and Director)
George W. Buckley

*	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
Patrick D. Campbell

*	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
David W. Meline

*	Director
Linda G. Alvarado

*	Director
Vance D. Coffman

*	Director
Michael L. Eskew

*	Director
W. James Farrell

*	Director
Herbert L. Henkel

*	Director
Edward M. Liddy

*	Director
Robert S. Morrison

*	Director
Aulana L. Peters

*	Director
Robert J. Ulrich

* By:	/s/ Gregg M. Larson
Gregg M. Larson Attorney-in-fact Date: January 8, 2009

Index to Exhibits

Exhibit Number	Description
3.1	Certificate of incorporation, as amended as of May 11, 2007, is incorporated by reference from the Form 8-K dated May 14, 2007.
3.2	Bylaws, as amended as of November 10, 2008, are incorporated by reference from the Form 8-K dated November 14, 2008.
4

VIP Excess Plan is incorporated by reference from the Form 8-K dated November 14, 2008; VIP Plus Plan is incorporated by reference from Registration Statement No. 333-73192 on Form S-8, filed on November 13, 2001.

5	Opinion of Counsel (Consent of Counsel included therein).*
15	Awareness Letter of PricewaterhouseCoopers LLP (regarding interim financial information)*
23	Consent of PricewaterhouseCoopers LLP (Consent of Counsel included in Exhibit 5).*
24	Power of Attorney*

*Filed herewith.